INDEPENDENT AUDITORS' CONSENT






We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 9 to the registration statement (No. 33-42129) on Form N-1A (the "Registration Statement") of our report dated December 15, 1997 relating to the financial statements and financial highlights of State Street Research International Equity Fund (a series of State Street Research Portfolios, Inc.). We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.







/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
December 31, 1997